Exhibit 2.1

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James P. Muenker, State Bar No. 24002659	Thomas R. Califano (admitted pro hac vice)
Andrew B. Zollinger, State Bar No. 24063944	DLA Piper LLP (US)
David E. Avraham, State Bar No. 24117868	1251 Avenue of the Americas
DLA Piper LLP (US)	New York, New York 10020-1104
1900 North Pearl Street, Suite 2200	Tel: (212) 335-4500
Dallas, Texas 75201	Fax: (212) 335-4501
Tel: (214) 743-4500	E-mail: thomas.califano@us.dlapiper.com
Fax: (214) 743-4545
E-mail: james.muenker@us.dlapiper.com	Rachel Nanes (admitted pro hac vice)
andrew.zollinger@us.dlapiper.com	DLA Piper LLP (US)
david.avraham@us.dlapiper.com	200 South Biscayne Boulevard, Suite 2500
Miami, Florida 33131
Counsel for the Debtors	Tel: (305) 423-8563
Fax: (305) 675-8206
E-mail: rachel.nanes@us.dlapiper.com

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

In re:	§	Chapter 11
§
TRIVASCULAR SALES LLC, et al.,[1]	§	Case No. 20-31840 (SGJ)
§
Debtors.	§	(Jointly Administered)

STIPULATION AND AGREED ORDER RESOLVING PLAN OBJECTIONS

AND PROVIDING FOR A CONSENSUAL PLAN OF REORGANIZATION PURSUANT

TO RULE 9019 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE

This stipulation (the “Stipulation”) is agreed to by and among (i) the above-captioned debtors and debtors-in-possession (the “Debtors”), (ii) Deerfield Partners, L.P., Deerfield Private Design Fund III, L.P. and Deerfield Private Design Fund IV, L.P. (collectively, “Deerfield”), and (iii) the Official Committee of Unsecured Creditors (the “Committee,” and together with the Debtors and Deerfield, the “Parties”) in order to resolve the Committee’s objections to the Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtors’ federal tax identification number, are: TriVascular Sales LLC (9179), Endologix, Inc. (8265), CVD/RMS Acquisition Corp. (8438), TriVascular Technologies, Inc. (7313), RMS/Endologix Sideways Merger Corp. (2974), Nellix, Inc. (8416), TriVascular, Inc. (2620), and Endologix Canada, LLC (2872). The corporate headquarters and the mailing address for the Debtors listed above is 2 Musick, Irvine, California 92618.

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Code [Docket No. 174] (the “Plan”) pursuant to the terms set forth herein (the “Stipulated Terms”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

RECITALS

WHEREAS, on July 5, 2020, the Debtors filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Northern District of Texas (the “Court”). The Debtors’ chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure.

WHEREAS, on July 16, 2020, the Office of the United States Trustee for the Northern District of Texas (the “UST”) appointed the Committee in these chapter 11 cases.2

WHEREAS, on August 3, 2020, the Debtors filed the Disclosure Statement for the Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as amended, the “Disclosure Statement”) and the Plan.

WHEREAS, on August 5, 2020, the Court entered that certain Order (I) Approving the Disclosure Statement, (II) Determining Dates, Procedures, and Forms Applicable to Solicitation Process, (III) Establishing Vote Tabulation Procedures, and (IV) Establishing Objection Deadline and Scheduling Plan Confirmation Hearing [Docket No. 206], pursuant to which the Court, among other things, approved the Disclosure Statement and established certain deadlines for the Debtors and Committee to file their respective valuation reports (each, a “Valuation Report”).

[2]	On August 25, 2020, the UST filed the Amended Appointment of the Official Unsecured Creditors’ Committee [Docket No. 309].

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WHEREAS, the Parties have previously litigated: (i) the Disclosure Statement [Committee’s objection (which incorporated objections to the Plan), Docket No. 167 and Debtors’ reply, Docket No.173]; (ii) the Debtors’ motion to approve their key employee incentive plan (“KEIP”); (iii) discovery requests related to the KEIP [Committee’s request, Docket 185 and Debtors’ reply, Docket 194]; (iv) the Debtors’ motion to approve DIP financing [Committee’s objection, Docket No. 225; Deerfield reply, Docket No. 245; and Debtors’ reply Docket No. 246]; and (v) the Committee’s motion to compel the production of documents and request for adjournment of the confirmation hearing [Committee’s motion, Docket No. 302 and Debtors’ reply, Docket No. 327].

WHEREAS, on September 2, 2020 and September 4, 2020, respectively, the Debtors and the Committee filed their Valuation Reports. The Committee’s challenge of the Debtors’ valuation is presently before this Court.

WHEREAS, the Parties have engaged in extensive negotiations to achieve a consensual Plan and avoid further litigation. As a result of such negotiations, the Parties have resolved the Committee’s objections to the Plan, pursuant to Bankruptcy Rule 9019, so as to facilitate the consensual confirmation of the Plan, as amended to include the following terms (the “Amended Plan”):

(i)	The GUC Distribution Amount to be increased to $3.5 million.

(ii)

Neither the Committee nor its professionals will seek payment of professional fees and expenses in an aggregate amount for all professionals in excess of $2.25 million (the “Committee Professional Fee Cap”). Neither the Debtors nor Deerfield will object to professional fees and expenses sought by the Committee or its professionals in an amount less than or equal to the Committee Professional Fee Cap.

(iii)

The Committee will withdraw all pending objections to the Plan and any related motions and take proactive steps to support the Amended Plan, including by (i) promptly issuing a public statement in a form reasonably acceptable to the Debtors and Deerfield encouraging all unsecured creditors to vote in favor of the

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Amended Plan and (ii) contacting creditors who previously voted against the Plan, or failed to vote to encourage them to change their vote to accept the Amended Plan and not “opt out” of the releases thereunder.

(iv)	The Committee’s professionals shall cease incurring professional fees in contesting the Plan.

(v)

The Committee shall support confirmation of the Amended Plan and, to the extent any creditor who is a member of the Committee who is entitled and authorized to vote, such creditor shall submit a ballot accepting the Plan and shall not “opt out” of the Plan releases. The Committee will withdraw the Valuation Report it filed in connection with the Plan. The Debtors will accept late filed and/or amended votes through Monday, September 14, 2020.

(vi)	The Committee, the Debtors and Deerfield will support proceeding to confirmation of the Amended Plan on September 15, 2020.

(vii)

The Debtors, the Committee and Deerfield shall negotiate the appropriate language to amend the Plan and the proposed order confirming the Amended Plan (the “Confirmation Order”) to reflect the terms of this Stipulation. The final form of the Amended Plan and the Confirmation Order shall be reasonably acceptable to each of the Debtors, the Committee and Deerfield.

(viii)

The Debtors confirm and represent that all Insurance Policies (which excludes directors and officers policies) are included as Assumed Contracts in the Plan Supplement. Consistent with the Plan and section 365 of the Bankruptcy Code, the Reorganized Debtors will assume the obligations thereunder and perform all related obligations thereunder, including but not limited to payment of all related premiums and applicable deductibles. Deerfield acknowledges the Reorganized Debtors’ assumption of such Insurance Policies.

(ix)	Each individual creditor reserves the right to object to any relief requested by the Debtors with respect to the estimation of any claim, whether for plan confirmation purposes or otherwise.

(x)

In the event the Amended Plan is not confirmed for any reason, this Stipulation will be null and void and the rights and remedies of the Debtors, the Committee and Deerfield will revert to the status quo ante and no reference shall be made to this Stipulation in any subsequent court proceeding.

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STIPULATION

NOW, THEREFORE, IT IS STIPULATED AS FOLLOWS:

1. Pursuant to Bankruptcy Rule 9019, the Committee’s objections are resolved in accordance with the Stipulated Terms. This agreement is binding on the Parties.

2. This Court retains exclusive jurisdiction with respect to all matters arising from or related to the implementation, interpretation, and enforcement of this Stipulation and Order.

###END OF ORDER###

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Dated: September 14, 2020

By:	/s/ David S. Rosner
Kasowitz Benson Torres LLP

David S. Rosner (admitted pro hac vice)

Adam L. Shiff (admitted pro hac vice)

Sheron Korpus (admitted pro hac vice)

1633 Broadway, Suite 900

New York, NY 10019

Telephone: (212) 506-1700

Facsimile: (212) 506-1800

- and -

By:	/s/ Ryan E. Manns
Norton Rose Fulbright US LLP

Louis R. Strubeck (SBT 19425600)

Ryan E. Manns (SBT 24041391)

Laura L. Smith (SBT 24066039)

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Telephone: (214) 855-8000

Facsimile: (214) 855-8200

Proposed Counsel for the

Official Committee of Unsecured Creditors

By:	/s/ James L. Bromley
Sullivan & Cromwell LLP

James L. Bromley (admitted pro hac vice)

Ari B. Blaut (admitted pro hac vice)

Benjamin S. Beller (admitted pro hac vice)

125 Broad Street

New York, New York 10004-2498

Telephone: (212) 558-4000

Facsimile: (212) 558-3588

E-mail: bromleyj@sullcrom.com

     blauta@sullcrom.com

     bellerb@sullcrom.com

Counsel for Deerfield

By:	/s/ Thomas R. Califano
DLA Piper LLP (US)

James Muenker, State Bar No. 24002659

Andrew B. Zollinger, State Bar No. 24063944

David E. Avraham, State Bar No. 24117868

1900 North Pearl Street

Suite 2200

Dallas, Texas 75201

Telephone: (214) 743-4500

Fax: (214) 743-4545

E-mail: james.muenker@us.dlapiper.com

     andrew.zollinger@us.dlapiper.com

     david.avraham@us.dlapiper.com

- and -

Thomas R. Califano (admitted pro hac vice)

1251 Avenue of the Americas

New York, New York 10020-1104

Telephone: (212) 335-4500

Fax: (212) 335-4501

E-mail: thomas.califano@us.dlapiper.com

- and -

Rachel Nanes (admitted pro hac vice)

200 South Biscayne Boulevard, Suite 2500

Miami, Florida 33131

Tel: (305) 423-8563

Fax: (305) 675-8206

E-mail: rachel.nanes@us.dlapiper.com

Counsel for the Debtors